Exhibit 99.2

CONSENT OF HOVDE FINANCIAL, LLC

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Franklin Bancorp, Inc. (the “Company”), as an Annex to the Proxy Statement/Prospectus relating to the proposed merger of the Company with and into First Place Financial Corp. contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on the date hereof, and to the references to our firm and such opinion in such Proxy Statement/Prospectus. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ HOVDE FINANCIAL, LLC

HOVDE FINANCIAL, LLC

February 9, 2004